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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) July 25, 2005
LEVITT CORPORATION

(Exact name of registrant as specified in its charter)

Florida	001-31931	11-3675068

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2100 West Cypress Creek Road, Fort Lauderdale, Florida		33309

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (954) 940-4950
Not applicable

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On July 25, 2005, the Board of Directors of Levitt Corporation (the “Company”), upon the recommendation of the Company’s Compensation Committee, approved an amendment to the terms of compensation for the Company’s directors serving on the Audit and Investment Committees.
     The Chairman of the Audit Committee will receive $15,000 in cash for his service on that committee, and the members of the Audit Committee shall each receive $10,000 in cash for their service on that committee. Additionally, non-employee members of the Company’s Investment Committee shall receive $15,000 annually, representing an increase of $3,000 from the annual amounts received by those committee members in 2004.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
     Effective July 25, 2005, Seth M. Wise was appointed by the Board of Directors to serve as the Company’s President. Mr. Wise will assume the role of President from John E. Abdo. Mr. Wise was named Executive Vice President of the Company in September 2003. He became President of Levitt Commercial in 2001. Previously, Mr. Wise was a Vice President of Abdo Companies, Inc., a South-Florida –based private real estate development company controlled by John E. Abdo, the Company’s Vice Chairman.
     Mr. Abdo will continue to serve the Company as Vice Chairman and a member of the Company’s executive management with no change in his duties and oversight responsibilities for operating units and individuals.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEVITT CORPORATION
Date: July 28, 2005	By:	/s/ George P. Scanlon
George P. Scanlon, Executive Vice President and Chief Financial Officer

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